Exhibit 21.1

Subsidiaries of SHF Holdings, Inc.

Name of Subsidiary	Jurisdiction of Organization
SHF, LLC d/b/a Safe Harbor Financial	Colorado

SHFxAbaca, LLC., d/b/a Abaca	Delaware